EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sharing Services Global Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	65,000,000	$.0130	(3)	$845,000	$0.0001102	$93.12
Total Offering Amounts						$845,000		$93.12
Total Fee Offsets								$0.00
Net Fee Due								$93.12

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock (the “Common Stock”), of Sharing Services Global Corporation (the “Registrant”), that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the of the high and low prices reported for the Common Stock on the OTC Markets on February 21, 2023.